Exhibit (h)(17)

FORM OF RULE 12d1-4

FUND OF FUNDS INVESTMENT AGREEMENT

THIS AGREEMENT, dated as of June 21, 2024, between each fund listed on Schedule A, severally and not jointly (each, an “Acquiring Fund”), and each closed-end investment company, severally and not jointly, listed on Schedule B (each, an “Acquired Fund” and together with the Acquiring Funds, the “Funds”).

WHEREAS, each Fund is registered with the U.S. Securities and Exchange Commission (“SEC”) as an investment company under the Investment Company Act of 1940, as amended, (the “1940 Act”);

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits the extent to which a registered investment company may invest in shares of other registered investment companies, Section 12(d)(1)(B) limits the extent to which a registered investment company, its principal underwriter (“Distributor”) or registered brokers or dealers (“Brokers”) may knowingly sell shares of such registered investment company to other investment companies, and Section 12(d)(1)(C) limits the extent to which an investment company may invest in the shares of a registered closed-end investment company;

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”) permits (i) registered investment companies, such as the Acquiring Funds, to invest in shares of other registered investment companies, such as the Acquired Funds, in excess of the limits of Section 12(d)(1)(A) and Section 12(d)(1)(C) of the 1940 Act, and (ii) registered investment companies, such as the Acquired Funds, as well as the Distributor and Brokers, knowingly to sell shares of the Acquired Funds to the Acquiring Funds in excess of the limits of Section 12(d)(1)(B) of the 1940 Act, subject to compliance with the conditions of the Rule;

WHEREAS, an Acquiring Fund may, from time to time, invest in shares of one or more Acquired Funds in excess of the limitations of Section 12(d)(1)(A) and Section 12(d)(1)(C), as applicable, in reliance on the Rule; and

WHEREAS, an Acquired Fund, Distributor, or Broker, from time to time, may knowingly sell Shares of one or more Acquired Funds to an Acquiring Fund in excess of the limitations of Section 12(d)(1)(B) in reliance on the Rule.

NOW THEREFORE, in accordance with the Rule, the Acquiring Funds and the Acquired Funds desire to set forth the following terms pursuant to which the Acquiring Funds may invest in the Acquired Funds in reliance on the Rule and the Acquired Funds, Distributor, or Broker may sell shares of the Acquired Funds to the Acquiring Funds in reliance on the Rule.

1.	Terms of Investment

(a)    With respect to investments in Acquired Funds that operate as closed-end funds (“Acquired CEFs”), the Funds note that Acquired CEFs do not permit daily redemptions, and that Acquired CEFs that permit periodic repurchases, such as interval funds that operate under Rule 23c-3 under the 1940 Act, would do so only under prescribed circumstances. Upon a reasonable request by an Acquired CEF, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired CEF and the scale of its contemplated investments in the Acquired CEF, and the same information regarding affiliates of the Acquiring Fund, to the extent it is not considered material non-public information. The Funds agree that the Acquiring Fund and its Advisory Group, as defined in Rule 12d1-4, may acquire only up to 10% of the outstanding shares of the Acquired CEF.

In order to assist the Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

Exhibit (h)(17)

2.	Representations of the Acquired Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquired Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquired Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquiring Fund if such Acquired Fund fails to comply with the Rule with respect to an investment by the Acquiring Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.	Representations of the Acquiring Funds.

In connection with any investment by an Acquiring Fund in an Acquired Fund in excess of the limitations in Section 12(d)(1)(A) or Section 12(d)(1)(C) or knowing sale of Shares by an Acquired Fund, Distributor, or Broker to an Acquiring Fund in excess of the limitations in Section 12(d)(1)(B), the Acquiring Fund agrees to: (i) comply with all conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to Acquiring Funds; (ii) comply with its obligations under this Agreement; and (iii) promptly notify the Acquired Fund if such Acquiring Fund fails to comply with the Rule with respect to its investment in such Acquired Fund, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

4.	Voting Obligations of the Acquiring Funds

During the term of this Agreement, the Acquiring Funds agree to (i) appear at all Acquired Fund shareholder meetings or otherwise cause Acquired Fund shares owned by the Acquiring Fund to be counted as present thereat for purposes of calculating a quorum;

(a)    except as provided in (b) below, or otherwise required by applicable law or rules thereunder, the Acquiring Fund will vote its securities held of an Acquired Fund in the same proportion as the vote of all other holders of such securities ("Echo Voting").

(b)    the Acquiring Fund will vote on a non-routine matter in its own discretion (rather than Echo Voting) if it receives a timely request from the Acquired Fund. If an Acquired Fund requests that the Acquiring Fund consider a non-routine matter (as determined by the Acquired Fund) that is pending shareholder vote, the Acquired Fund must provide notice of the non-routine shareholder vote to the parties listed in Section 5 of this Agreement at least thirty (30) days prior to the vote. Upon a timely request, the Acquiring Fund will consider the non-routine matter and vote in accordance with the best interest of its unitholders or shareholders.

During the term of this Agreement, the Acquiring Fund will not effect, seek, offer, engage in, propose (whether publicly or otherwise) or cause or participate in, or assist any other person to effect, seek, offer, engage in or propose (whether publicly or otherwise) or participate in, any "solicitation" of "proxies" (as defined in Rule 14a-1 under the Securities Exchange Act of 1934, as amended) with respect to the Acquired Funds or propose any matter for submission to a vote of shareholders of any Acquired Fund. Additionally, the Acquiring Fund will not knowingly sell shares of any Acquired Fund to any investor which the Acquiring Fund knows or reasonably should know to be engaged in acquiring or holding the securities of publicly traded companies with a purpose or effect of changing or influencing control of such companies, or in connection with or as a participant in any transactions having that purpose or effect.

Exhibit (h)(17)

5.	Notices.

All notices, including all information that either party is required to provide under the terms of this Agreement and the Rule, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Acquiring Fund:	If to the Acquired Fund:

Marc Collins, General Counsel	Invesco Investment Advisers LLC
RiverNorth Capital Management, LLC	Attn: General Counsel
360 South Rosemary Avenue, Suite 1420	11 Greenway Plaza, Suite 100
West Palm Beach, FL 33401	Houston, TX 77046
Email: RNcompliance@rivernorth.com	Email: veronica.castillo@invesco.com

With a copy to:
Email: dealersupport@invesco.com

6.	Term and Termination.

(a)    This Agreement shall be effective for the duration of the Acquired Funds’ and the Acquiring Funds’ reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of the Agreement shall only be applicable to investments in Funds made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, the Agreement shall continue in effect until terminated pursuant this Section 6.

(b)    This Agreement shall continue until terminated in writing by either party upon 60 days’ notice to the other party. Upon termination of this Agreement, the Acquiring Fund may not purchase additional shares of the Acquired Fund beyond the Section 12(d)(1)(A) or Section 12(d)(1)(C) limits in reliance on the Rule.

(c)    This Agreement may not be assigned by either party without the prior written consent of the other.

(d)    This Agreement may be amended, including the addition of Acquiring Funds to Schedule A and Acquired Funds to Schedule B, only by a writing that is signed by each affected party.

(e)    In any action involving the Acquiring Funds under this Agreement, each Acquired Fund agrees to look solely to the individual Acquiring Funds that are involved in the matter in controversy and not to any other series of the Acquiring Funds.

(f)     In any action involving the Acquired Funds under this Agreement, each Acquiring Fund agrees to look solely to the individual Acquired Funds that are involved in the matter in controversy and not to any other series of the Acquired Funds.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Exhibit (h)(17)

Closed-End Funds Advised by Invesco Investment Advisers, Inc., Severally and Not Jointly

Adam Henkel	Adam Henkel	/s/ Adam Henkel
Name of Authorized Signer Title:	Print	Signature

Acquiring Fund, Severally and Not Jointly

Marcus Collins	Marcus Collins	/s/ Marcus Collins
Name of Authorized Signer	Print	Signature
Title: Secretary and Chief Compliance Officer of each Acquiring Fund

Exhibit (h)(17)

SCHEDULE A

Acquiring Funds

RiverNorth Funds, on behalf of each of its current series listed below:

○	RiverNorth Core Opportunity Fund

○	RiverNorth/DoubleLine Strategic Income Fund

○	RiverNorth/Oaktree High Income Fund

RiverNorth Opportunities Fund, Inc.

RiverNorth/DoubleLine Strategic Opportunity Fund, Inc.

RiverNorth Capital and Income Fund, Inc.

RiverNorth Opportunistic Municipal Income Fund, Inc.

RiverNorth Managed Duration Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund, Inc.

RiverNorth Flexible Municipal Income Fund II, Inc.

RiverNorth Managed Duration Municipal Income Fund II, Inc.

Exhibit (h)(17)

Schedule B

Acquired Funds

Invesco Advantage Municipal Income Trust II (VKI)

Invesco Municipal Opportunity Trust (VMO)

Invesco Municipal Trust (VKQ)

Invesco Pennsylvania Value Municipal Trust (VPV)

Invesco Quality Municipal Trust (IQI)

Invesco Trust for Investment Grade Municipals (VGM)

Invesco Trust for Investment Grade New York Municipals (VTN)

Invesco Value Municipal Income Trust (IIM)